                                                                    Exhibit 12.1

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.

                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES

                                                       FISCAL YEAR ENDED          NINE MONTHS ENDED
                                                         JUNE 30, 1999              MARCH 31, 2000
                                                         -------------              --------------

                                                   HISTORICAL     PRO FORMA    HISTORICAL     PRO FORMA
                                                   ----------     ---------    ----------     ---------
Pre-tax income from continuing operations            $34,195       $ 6,369       $11,756       $10,296
Fixed charges:
  Interest expense                                     2,844        29,287        10,287        21,967
  Rent expense interest factor                           504           504           378           378
                                                     -------       -------       -------       -------

Total fixed charges                                    3,348        29,791        10,665        22,345
                                                     -------       -------       -------       -------
Earnings before income taxes and fixed charges       $37,544       $36,160       $22,421       $32,641
                                                     =======       =======       =======       =======

Total fixed charges                                  $ 3,348       $29,791       $10,665       $22,345
                                                     =======       =======       =======       =======

Ratio of earnings to combined fixed charges             11.2           1.2           2.1           1.5
                                                     =======       =======       =======       =======